UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 1, 2008

Hawaiian Telcom Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-131152	16-1710376
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1177 Bishop Street

Honolulu, Hawaii  96813

(Address of principal executive offices)

808-546-4511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 28, 2008, Hawaiian Telcom Communications, Inc. (the “Company”) entered into Amendment Number Thirteen (“Amendment”), effective as of December 1, 2008, to the Application Services Agreement (the “Agreement”), effective as of February 5, 2007, by and between the Company and Accenture LLP.  The Amendment extends the term of the Agreement to January 31, 2009.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment which is attached as Exhibit 10.1 to this report and incorporated herein by reference.

Item 1.03 Bankruptcy or Receivership.

On December 1, 2008 Hawaiian Telcom Communications, Inc. (the “Company”), its parent company, Hawaiian Telcom Holdco, Inc., and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The filings seek to allow the Company to continue its previously-announced balance sheet restructuring process.  The chapter 11 cases are being jointly administered under the caption In re Hawaiian Telcom Communications, Inc., et al., Case No. 08-13086 (the “Chapter 11 Cases”).  The Debtors will continue to operate their businesses and manage their properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

In connection with the filing of the petitions, the Debtors will be seeking relief from the Court that will enable them to continue operations without disruption to customers, employees and other critical constituents.  Providing reliable service to the consumers and businesses of Hawaii remains the Debtors’ highest priority.

A copy of a press release announcing the filing of the voluntary petitions is attached hereto as Exhibit 99.1.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The filing of the Chapter 11 Cases described in Item 1.03 above constituted an event of default that triggered repayment obligations under a number of debt instruments of the Debtors (the “Debt Documents”). As a result of the event of default, all obligations under the Debt Documents became automatically and immediately due and payable. The Debtors believe that any efforts to enforce the payment obligations under the Debt Documents are stayed as a result of the filing of the Chapter 11 Cases in the Bankruptcy Court. The Debt Documents and the approximate principal amount of debt currently outstanding thereunder are as follows:

1.  $574.6 million of loans under the Amended and Restated Credit Agreement, dated as of June 1, 2007, among Hawaiian Telcom Holdco, Inc., the Company, the lenders party thereto, Lehman Commercial Paper Inc., as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and CoBank, ACB and Wachovia Bank, N.A., as co-documentation agents;

2.  $150 million senior floating rate notes due May 1, 2013;

3.  $200 million of senior fixed rate notes due May 1, 2013; and

4.  $150 million of senior subordinated notes due May 1, 2015.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2008, the Board of Directors of the Company, consistent with the recommendations of the Company’s compensation consultant, adopted a one-time performance-based incentive (the “performance program”) for executives to offset the Company’s lack of an adequate long-term performance program and to align executive performance with the overall performance of the Company during the Company’s on-going balance sheet restructuring and for a subsequent defined period of time.  The payment of performance incentives under the performance program is dependent upon achieving stated corporate targets for Adjusted EBITDA, free cash flow and revenue.  The target performance incentives, ranging from $57,000 to $2.3 million depending upon position, are based on the long-term compensation commitments made to the executives at the time of hire. The actual amounts payable under the performance program are not guaranteed and may be less than or greater than the target performance incentives depending on actual Company performance.  Full payout under the performance program is deferred until, and contingent upon, the executive’s continued employment through completion of the balance sheet restructuring and a subsequent defined period of time.

Item 7.01 Regulation FD Disclosure.

Additional information regarding the Chapter 11 Cases described in Item 1.03 above is available on the reorganization area of the Company’s website at www.hawaiiantel.com or by calling a toll-free hotline at 1-888-733-1409. The Company will submit monthly operating reports to the Bankruptcy Court in accordance with the rules of the Bankruptcy Court and any applicable guidelines of the Office of the United States Trustee, and also plans to post these monthly operating reports on the reorganization area of the Company’s website at www.hawaiiantel.com.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

10.1	Amendment Number Thirteen effective as of December 1, 2008 to Application Services Agreement effective as of February 5, 2007, by and between Hawaiian Telcom Communications, Inc. and Accenture LLP.
99.1	Press release, dated December 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 1, 2008
HAWAIIAN TELCOM COMMUNICATIONS, INC.

/s/ Robert F. Reich
Robert F. Reich
Senior Vice President and Chief Financial Officer